Exhibit 10.19

Director Fee Arrangements

Fees for the non-employee directors of Imperial Capital Bancorp, Inc. (the “Company”) for 2008 will continue to be $1,000 per Board or board committee meeting attended, plus a monthly retainer of $2,250.  Individual directors may also receive honorariums for additional work performed on behalf of the Company.  The honorariums paid to directors for 2007 were as follows: (i) an honorarium of $7,500 to Director Robert Reed for his active assistance with legislative and audit committee matters during 2007; (ii) an honorarium of $5,000 to Director Jeffrey Lipscomb for his Chairmanship of the Compensation Committee and active assistance with compensation matters; and (iii) an honorarium of $15,000 to Director Hirotaka Oribe for his extensive work with the Executive Committee and large loan approval process.